Exhibit 99.1

La Rosa Holdings Corp. Reports 27% Year-Over-Year Increase in Revenue to $40.7 Million for First Half of 2025 as Compared to First Half of 2024

Q2 2025 Revenue Increased 22% Year-Over Year to $23.2 Million as Compared to Q2 2024

Celebration, FL – August 19, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today provided a business update and reported financial results for the for the second quarter ended June 30, 2025.

Q2 2025 Financial Highlights

●	Total revenue increased 22% year-over-year to $23.2 million for the second quarter ended June 30, 2025 from $19.1 million for the second quarter ended June 30, 2024.

●	Residential real estate services revenue increased by approximately $3.9 million to $19.7 million, or 24%, for the second quarter ended June 30, 2025 from $15.9 million for the second quarter ended June 30, 2024

●	Property management revenue increased by approximately $326 thousand to approximately $3.1 million, or 12%, for the second quarter ended June 30, 2025 from $2.8 million for the second quarter ended June 30, 2024

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $33 thousand to $188 thousand, or approx. 21% for the second quarter ended June 30, 2025 from $155 thousand for the second quarter ended June 30, 2024

●	Gross profit increased by approximately $266 thousand, or 17%, year-over-year, to $1.9 million for the second quarter ended June 30, 2025 from $1.6 million for the second quarter ended June 30, 2024

H1 2025 Financial Highlights

●	Total revenue increased 27% year-over-year to $40.7 million for the six months ended June 30, 2025 from $32.1 million for the six months ended June 30, 2024.

●	Residential real estate services revenue increased by approximately $7.9 million to $34.0 million, or 30%, for the six months ended June 30, 2025 from $26.1 million for the six months ended June 30, 2024

●	Property management revenue increased by approximately $758 thousand to approximately $6.1 million, or 14%, for the six months ended June 30, 2025 from $5.3 million for the six months ended June 30, 2024

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $60 thousand to $245 thousand, or approx. 33% for the six months ended June 30, 2025 from $185 thousand for the six months ended June 30, 2024

●	Gross profit increased by approximately $642 thousand, or 23%, year-over-year, to $3.4 million for the six months ended June 30, 2025 from $2.7 million for the six months ended June 30, 2024

Joe La Rosa, CEO of La Rosa, commented, “We delivered strong financial performance in both the second quarter and first half of 2025. Total revenue increased 22% in Q2 2025 and 27% for the first half 2025, as compared to the same periods of 2024, driven by continued strength in our residential real estate services, which grew 24% in Q2 2025 and 30% in the first half of 2025, as compared to the same periods of 2024. Gross profit improved 17% in Q2 2025 and 23% in the first half of 2025, year-over-year, underscoring the scalability of our model and our ability to convert top-line growth into stronger margins. As of July 31, 2025, our agent network has grown to over 3,100 agents in the US. Our strategy remains focused on building high-performing offices, advancing agent success, and driving both national and international expansion. Our flexible brokerage model consistently attracts top-producing agents by offering competitive compensation, including revenue share programs, a 100% commission option with low fees, and additional income opportunities through ancillary services and integrated technology solutions.”

“Looking ahead, we are encouraged by signs of easing mortgage rates, with industry forecasts calling for 30-year fixed rates to decline toward the low-6% range by year-end. This potential trend, combined with improving inventory levels, could help unlock additional demand in the housing market and create further opportunities for growth,” concluded Mr. La Rosa.

Q2 2025 Financial Results

Total revenue for the second quarter ended June 30, 2025, was $23.2 million compared to $19.1 million for the second quarter ended June 30, 2024. Residential real estate services revenue increased by $3.9 million to $19.7 million, or 24%, for the second quarter ended June 30, 2025, from $15.9 million for the second quarter ended June 30, 2024. Selling, general and administrative costs, excluding stock-based compensation, for the second quarter ended June 30, 2025, were approximately $3.8 million, compared to $3.0 million for the second quarter ended June 30, 2024.

Total operating expenses were $4.3 million for the second quarter ended June 30, 2025, as compared to $3.4 million for the second quarter ended June 30, 2024, resulting in a loss from operations of $2.5 million for the second quarter ended June 30, 2025, as compared to $1.8 million for the second quarter ended June 30, 2024.

Other income (expense), net for the three months ended June 30, 2025, increased approximately $81 million compared to other income (expense), net, for the three months ended June 30, 2024. The increase in expense in 2025 was primarily due to the gain on extinguishment of incremental warrants for $82.3 million, gain (loss) on extinguishment of debt for $4.1 million, offset by a loss of $5.3 million on the change in fair value of convertible note and warrants.

Net income was $78.5 million, or $115.11 basic and $15.25 diluted income per share, for the second quarter ended June 30, 2025, compared to net loss of $2.3 million, or $(12.49) basic and diluted loss per share, for the second quarter ended June 30, 2024. The increase in income in the second quarter was primarily due to the reversal of the loss for the first quarter of 2025 tied to the Incremental Warrants and Convertible Note.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is transforming the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa operates 26 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa also recently started its expansion into Europe, beginning with Spain. Additionally, the Company has six franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2025 (unaudited)	December 31, 2024 (audited)
Assets
Current assets:
Cash	$5,095,257	$1,442,901
Restricted cash	1,965,804	2,137,707
Accounts receivable, net of allowance for credit losses of $325,627 and $166,504, respectively	1,208,048	931,662
Other current assets	73,792	1,788
Total current assets	8,342,901	4,514,058
Noncurrent assets:
Property and equipment, net	7,663	9,411
Right-of-use asset, net	1,082,948	997,715
Intangible assets, net	5,423,815	5,840,080
Goodwill	8,012,331	8,012,331
Other long-term assets	37,959	33,831
Total noncurrent assets	14,564,716	14,893,368
Total assets	$22,907,617	$19,407,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,451,504	$2,376,704
Accrued expenses	649,421	738,065
Contract liabilities	134,121	7,747
Line of credit	2,332	148,976
Derivative liability	—	1,607,544
Advances on future receipts	—	618,681
Accrued acquisition cash consideration	140,000	381,404
Notes payable, current	148,757	2,187,673
Lease liability, current	407,905	473,733
Total current liabilities	3,934,040	8,540,527

Noncurrent liabilities:
Note payable, net of current	8,697,337	1,475,064
Security deposits and escrow payable	1,965,804	2,137,707
Lease liability, noncurrent	711,687	545,759
Other liabilities	2,950	32,950
Total non-current liabilities	11,377,778	4,191,480
Total liabilities	15,311,818	12,732,007

Commitments and contingencies (Note 6)

Stockholders’ equity:

Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at June 30, 2025 and December 31, 2025, respectively	—	—

Preferred stock - $0.0001 par value; 6,000 shares authorized; 6,000 Series B shares issued and outstanding at June 30, 2025.	1	—

Common stock - $0.0001 par value; 2,050,000,000 shares authorized; 729,039 and 273,122 issued and outstanding at June 30, 2025 and December 31, 2025, respectively	73	27

Additional paid-in capital	47,279,861	29,123,747
Accumulated deficit	(43,852,040)	(26,555,319)
Total stockholders’ equity – La Rosa Holdings Corp. shareholders	3,427,895	2,568,455
Noncontrolling interest in subsidiaries	4,167,904	4,106,964
Total stockholders’ equity	7,595,799	6,675,419
Total liabilities and stockholders’ equity	$22,907,617	$19,407,426

La Rosa Holdings Corp. and Subsidiaries

Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$23,214,218	$19,051,420	$40,728,612	$32,140,319

Cost of revenue	21,361,990	17,465,109	37,338,716	29,392,011

Gross profit	1,852,228	1,586,311	3,389,896	2,748,308

Operating expenses:
Sales and marketing	606,298	212,608	1,169,447	445,335
General and administrative	3,201,053	2,740,156	6,928,578	5,062,011
Stock-based compensation — general and administrative	507,457	473,972	2,422,308	3,665,110
Total operating expenses	4,314,808	3,426,736	10,520,333	9,172,456

Loss from operations	(2,462,580)	(1,840,425)	(7,130,437)	(6,424,148)

Interest expense, net	(182,807)	(78,607)	(207,148)	(98,859)
Gain (loss) on extinguishment of debt	4,113,000	—	3,961,075	—
Amortization of debt discount	—	(264,101)	(63,160)	(320,104)
Change in fair value of derivative liability	—	(83,100)	899,874	(88,100)
Loss on issuance of senior secured convertible note and warrants	—	—	(128,836,250)	—
Change on fair value of convertible note and warrants	(5,315,000)	—	31,830,000	—
Gain on extinguishment of incremental warrants	82,299,000	—	82,299,000	—
Other income (expense), net	11,491	—	11,265	—
Income (loss) before provision for income taxes	78,463,104	(2,266,233)	(17,235,781)	(6,931,211)
Benefit from income taxes	—	—	—	—
Net Income (loss)	78,463,104	(2,266,233)	(17,235,781)	(6,931,211)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	43,246	53,839	60,940	(12,343)
Net income (loss) after noncontrolling interest in subsidiaries	78,419,858	(2,320,072)	(17,296,721)	(6,918,868)
Less: Deemed dividend	89,031	—	275,264	230,667
Net income (loss) attributable to common stockholders	$78,330,827	$(2,320,072)	$(17,571,985)	$(7,149,535)

Income (loss) per share of common stock attributable to common stockholders
Basic	$115.11	$(12.49)	$(32.00)	$(40.08)
Diluted	$15.25	$(12.49)	$(32.00)	$(40.08)

Weighted average shares used in computing net income (loss) per share of common stock attributable to common stockholders

Basic	680,504	185,813	549,104	178,366
Diluted	5,135,893	185,813	549,104	178,366

5